Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Form 10-KSB of First National Corporation and in the Registration Statement on Form S-3 (No. 333-34148) and the related prospectus, of our report, dated January 19, 2004, relating to the consolidated balance sheets of First National Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001.

/s/ Yount, Hyde & Barbour,  P.C.

March 27, 2004